                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                             Hanover Direct, Inc.
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                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

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

                              HANOVER DIRECT, INC.
                             1500 HARBOR BOULEVARD
                          WEEHAWKEN, NEW JERSEY 07087
                                 (201) 863-7300

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 10, 1997

TO OUR SHAREHOLDERS:

     PLEASE TAKE NOTICE that the 1997 Annual Meeting of Shareholders (the "Annual Meeting") of Hanover Direct, Inc., a Delaware corporation (the "Company"), will be held at the Radisson Suite Hotel Meadowlands, 350 Route 3 West, Secaucus, New Jersey 07094 on Thursday, July 10, 1997 at 9:30 a.m., local time, for the following purposes:

     1. To elect 12 members of the Board of Directors to serve until the 1998 Annual Meeting of Shareholders and in each case until their respective successors are elected and qualified;

     2. To ratify and approve an amendment to the Company's 1996 Stock Option Plan;

     3. To ratify the adoption of the amendment to the Company's Certificate of Incorporation increasing the number of shares of Common Stock, par value $.66-2/3, which the Company shall have the authority to issue from 150,000,000 to 225,000,000 shares;

     4. To ratify and approve the appointment by the Board of Directors of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 27, 1997; and

     5. To consider and act upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     All shareholders are cordially invited to attend. Only holders of record of issued and outstanding shares of Common Stock and Series B Convertible Additional Preferred Stock of the Company at the close of business on June 11, 1997 will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. A copy of the Company's Proxy Statement and 1996 Annual Report to Shareholders is enclosed. In accordance with Section 219 of the Delaware General Corporation Law, the Company will make available for examination by any shareholder, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of at least 10 days prior to the Annual Meeting, at the Radisson Suite Hotel Meadowlands, 350 Route 3 West, Secaucus, New Jersey 07094, a complete list of the shareholders entitled to vote at the Annual Meeting, arranged in alphabetical order.

                                          By Order of the Board of Directors,


                                          /s/ Edward J. O'Brien
                                          Edward J. O'Brien
                                          Secretary

June 23, 1997

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE READ THE ACCOMPANYING PROXY STATEMENT AND PROMPTLY COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES OF AMERICA. THE PROXY IS REVOCABLE BY YOU AT ANY TIME PRIOR TO ITS USE AT THE ANNUAL MEETING. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING.

                              HANOVER DIRECT, INC.
                             1500 HARBOR BOULEVARD
                          WEEHAWKEN, NEW JERSEY 07087
                                 (201) 863-7300

                 PROXY STATEMENT FOR THE 1997 ANNUAL MEETING OF
                    SHAREHOLDERS TO BE HELD ON JULY 10, 1997

                                  INTRODUCTION

GENERAL

     This Proxy Statement is being furnished to the holders of voting stock (the "Shareholders") of Hanover Direct, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1997 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 9:30 a.m., local time, on Thursday, July 10, 1997 at the Radisson Suite Hotel Meadowlands, 350 Route 3 West, Secaucus, New Jersey 07094 and any adjournments or postponements thereof. This Proxy Statement is first being sent to Shareholders of the Company on or about June 23, 1997.

     At the Annual Meeting, Shareholders will (1) elect 12 members of the Board of Directors to serve until the 1998 Annual Meeting of Shareholders and in each case until their respective successors are elected and qualified, (2) ratify and approve the adoption of certain amendments to the Company's 1996 Stock Option Plan, (3) ratify the adoption of the amendment to the Company's Certificate of Incorporation and (4) ratify and approve the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 27, 1997.

     Shareholders may also consider and act upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

RECORD DATE; SHARES ENTITLED TO VOTE

     The Board of Directors has fixed the close of business on June 11, 1997 as the record date (the "Record Date") for determining holders of outstanding shares of the Company's Common Stock, par value $.66- 2/3 per share (the "Common Stock"), and Series B Convertible Additional Preferred Stock, par value $.01 and stated value $10.00 per share (the "Series B Preferred" and, together with the Common Stock, the "Voting Stock"), entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only holders of record of Voting Stock at the close of business on such date will be entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof. On that date, there were 200,031,580 shares of Common Stock and 634,900 shares of Series B Preferred outstanding and entitled to vote. As of June 11, 1997, 100,409,045 shares of Common Stock (and currently exercisable warrants) were owned by subsidiaries of NAR Group Limited, a British Virgin Islands corporation ("NAR"), while 40,687,970 shares of Common Stock were owned by Richemont Finance S.A., a Luxembourg public company which is an affiliate of NAR ("Richemont"). Each outstanding share of Common Stock entitles the holder thereof to one vote on all matters submitted for a vote at the Annual Meeting, while each outstanding share of Series B Preferred entitles the holder thereof to 1.5 votes on all such matters. All shares of Common Stock and Series B Preferred will vote together as one class on all questions that come before the Annual Meeting.

VOTE REQUIRED

     Pursuant to the Company's Bylaws, the affirmative vote of the holders of a plurality of the combined voting power of all shares of Voting Stock present in person or by proxy at the Annual Meeting and voting together as a single class is required to elect Directors. The affirmative vote of the holders of a majority of the combined voting power of all shares of Voting Stock present in person or by proxy and entitled to vote at the Annual Meeting as a single class is required to approve the adoption of the amendments to the 1996 Stock Option Plan. The affirmative vote of the holders of a majority of the combined voting power of all shares of Voting Stock present in person or by proxy and entitled to vote at the Annual Meeting as a single class is required to ratify the adoption of the amendment to the Certificate of Incorporation. The affirmative vote of the holders of a majority of the combined voting power of all shares of Voting Stock present in person or by proxy at the Annual Meeting and voting together as a single class is required to approve the appointment of auditors. Abstentions will have the same effect as a vote against the ratification of the adoption of the amendments to the Company's 1996 Stock Option Plan, the adoption of the amendment to the Certificate of Incorporation and the proposal to approve the appointment of auditors and, with respect to election of a nominee for Director, will have the same effect as a withheld vote. Broker non-votes will have no effect on the votes with respect to the proposal to ratify the adoption of the amendments to the Company's 1996 Stock Option Plan, the adoption of the amendment to the Certificate of Incorporation and the appointment of auditors, nor will they have any effect on the election of Directors.

SOLICITATION OF PROXIES

     Each Shareholder of the Company is requested to complete, sign, date and return the enclosed proxy without delay in order to ensure that shares owned thereby are voted at the Annual Meeting. All shares of Voting Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions on the proxies. If no instructions are given or indicated, properly executed proxies will be voted IN FAVOR OF the adoption of the amendments to the Company's 1996 Stock Option Plan, IN FAVOR OF the ratification of the adoption of the amendment to the Certificate of Incorporation, IN FAVOR OF the ratification and approval of the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 27, 1997, and FOR the election of the nominees for Director described herein. In the event that any nominee at the time of election shall be unable or unwilling to serve or is otherwise unavailable for election (which contingency is not now contemplated or foreseen), and in consequence other nominees shall be nominated, the persons named in the proxy shall have the discretion and authority to vote or refrain from voting in accordance with their judgment on such other nominations. The Company does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented to the Annual Meeting for action, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on such matters in accordance with their own judgment.

REVOCATION OF PROXIES

     Any Shareholder may revoke a proxy at any time before such proxy is voted. Proxies may be revoked (i) by delivering to the Secretary of the Company a written notice of revocation bearing a date later than the date of the proxy,
(ii) by duly executing a subsequent proxy relating to the same shares of Voting Stock and delivering it to the Secretary of the Company, or (iii) by attending the Annual Meeting and stating to the Secretary of the Company an intention to vote in person and so voting. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any subsequent proxy or written notice of revocation of a proxy should be delivered to Hanover Direct, Inc., 1500 Harbor Boulevard, Weehawken, New Jersey 07087, Attention: Edward J. O'Brien, Secretary.

DISSENTERS' RIGHTS OF APPRAISAL

     Under Delaware law, shareholders who do not consent to the ratification of the adoption of the amendment to the Company's Certificate of Incorporation do not have appraisal rights with respect to the shares held by them.

COST OF SOLICITATION

     The Company will bear the cost of soliciting proxies in connection with the Annual Meeting estimated at $18,000 in the aggregate. Proxies will be solicited by telephone, telegram, mail or personal contact. American Stock Transfer & Trust Company, the Company's transfer agent, will aid in the solicitation of proxies in connection with the Annual Meeting for no additional fee. Directors, officers and employees of the Company may solicit proxies by telephone, telegram, mail or personal contact. Such persons will receive no additional compensation for such services, but the Company may reimburse them for reasonable out-of-pocket expenses incurred in connection therewith. Copies of solicitation material will be furnished to fiduciaries, custodians, nominees and brokerage houses for forwarding to beneficial owners of shares of Voting Stock held in their names and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

                             ELECTION OF DIRECTORS

GENERAL

     At the Annual Meeting, Shareholders will elect 12 members of the Board of Directors to serve until the Annual Meeting of Shareholders to be held in 1998 and in each case until their respective successors are elected and qualified or until their death, resignation, retirement, disqualification or removal as provided in the Certificate of Incorporation and Bylaws of the Company.

AGREEMENTS WITH RESPECT TO NOMINATION OF DIRECTORS

     As a result of the commencement of a proxy contest in 1989 by Theodore H. Kruttschnitt, J. David Hakman and Edmund R. Manwell, the Company's predecessor, The Horn & Hardart Company (references to the Company hereinafter include its predecessor), entered into an agreement on June 10, 1989 with Messrs. Kruttschnitt, Hakman and Manwell (the "Nomination and Standstill Agreement"). Pursuant to the Nomination and Standstill Agreement, the Board was expanded to 11 members and Messrs. Kruttschnitt, Hakman and Manwell were appointed as Directors. The Company also agreed to nominate each of Messrs. Kruttschnitt, Hakman and Manwell for election upon the expiration of their respective terms provided Mr. Kruttschnitt continues to own certain specified levels of the Company's Common Stock. See "EXECUTIVE COMPENSATION AND OTHER
INFORMATION -- CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

NOMINEES FOR DIRECTOR

     The Board recently voted to expand the number of directors from 11 to 12. The nominees for Director, together with certain information furnished to the Company by each nominee, are set forth below. All of such nominees except Mr. Mehta currently serve as directors of the Company.

     RALPH DESTINO, 60, has been the Chairman of Cartier, Inc., a luxury goods store, since 1985. Cartier, Inc. is a subsidiary of Compagnie Financiere Richemont, A.G. ("Richemont"), a Swiss public company engaged in the tobacco, luxury goods and other businesses and an affiliate of Richemont and NAR. Mr. Destino also serves as a director of The Leslie Fay Companies, a manufacturer of dresses, suits, coats and sportswear which filed for protection under Chapter 11 of the U.S. Code in March 1993. Mr. Destino was elected a Director of the Company in October 1991.

     J. DAVID HAKMAN, 55, has been the Chief Executive Officer of Hakman Capital Corporation, Burlingame, California, an investment and merchant banking firm, since 1980. Mr. Hakman also serves as a director of Concord Camera Corp., a firm which manufactures and distributes cameras. Mr. Hakman, a designee of Mr. Kruttschnitt, was appointed a Director of the Company in May 1989 pursuant to the Nomination and Standstill Agreement and was elected a Director of the Company in October 1991.

     RAKESH K. KAUL, 45, has served as the Company's President and Chief Executive Officer since March 7, 1996. Mr. Kaul served as Vice Chairman and Chief Operating Officer of Fingerhut Companies, Inc., a multi-media direct marketing company, from March 1995 to February 1996 and Executive Vice President and Chief Administrative Officer of Fingerhut from January 1992 until March 1995. Prior to 1992, Mr. Kaul was the Senior Vice President of Strategy and Finance and a director of Shaklee Corporation, a direct marketing company. Mr. Kaul was elected a Director of the Company in March 1996.

     S. LEE KLING, 68, is Chairman of the Board of Kling Rechter & Co., a merchant banking company. He served as Chairman and a director of Landmark Bancshares Corporation, a bank holding company in St. Louis, Missouri, from 1974 through 1991, when it merged with Magna Group Inc. He served as Landmark's Chief Executive Officer from 1974 through 1990. Mr. Kling serves on the Boards of Directors of ElectroRent Corp., an electronics leasing company, Falcon Products, Inc., a manufacturer of commercial furniture, Bernard Chaus Inc., a sportswear manufacturer and distributor, Top Air Manufacturing Co., a manufacturer of agricultural equipment, Lewis Galoob Toys, Inc., a toy company, Magna Group, Inc., a multi-bank holding company, and National Beverage Corp., a specialized beverage company. In February 1995, Mr. Kling was appointed by President Clinton to serve as a Commissioner on the Defense Base Closure and Realignment Commission. Mr. Kling was elected a Director of the Company in 1983.

     THEODORE H. KRUTTSCHNITT, 54, has been the owner and sole proprietor of California Innkeepers, Burlingame, California, an owner/operator of hotels and motor hotels, since May 1970. Mr. Kruttschnitt serves on the Board of Directors of Cooper Development Company, a firm which invests in personal care products businesses. Mr. Kruttschnitt was appointed a Director of the Company in May 1989 pursuant to the Nomination and Standstill Agreement and was elected a Director of the Company in October 1991.

     ELIZABETH VALK LONG, 47, has been the Executive Vice President of Time, Inc., periodical and book publishers, since September 1995. From September 1993 to September 1995, she was the President of TIME Magazine and, from April 1989 to September 1993, she was a Senior Vice President of Time Inc. She served as the publisher of TIME from July 1991 until September 1993, of PEOPLE Magazine from November 1988 until July 1991, and of LIFE Magazine from December 1986 until November 1988. Ms. Long was elected a Director of the Company in October 1991.

     EDMUND R. MANWELL, 54, is senior partner at the law firm of Manwell & Milton, San Francisco, California. Mr. Manwell has been associated with this firm since 1982. Mr. Manwell also serves as a director of Dreyer's Grand Ice Cream Inc., an ice cream company. Mr. Manwell, a designee of Mr. Kruttschnitt, was appointed a Director of the Company in May 1989 pursuant to the Nomination and Standstill Agreement and was elected a Director of the Company in October 1991.

     SHAILESH J. MEHTA, 48, has been President and Chief Executive Officer and a director of Providian Bancorp, Inc., a consumer lending financial services company, since 1988. He joined Providian Bancorp in 1986 as Executive Vice President and Chief Operating Officer. Mr. Mehta is also Chairman and Chief Executive Officer of Providian Direct Insurance, a direct marketer of life and health insurance, and President, Chief Operating Officer and a director of Providian Corporation, a shareholder-owned diversified financial services company, serving as a member of the Office of the Chairman, comprised of both the Chief Executive Officer and the Chief Operating Officer. Mr. Mehta serves on the U.S. Board of Directors of MasterCard International, Incorporated.

     JAN P. DU PLESSIS, 43, has been Finance Director of Richemont for the last five years. He also served as Finance Director of The Rothmans International Group until August 1996. Mr. du Plessis was elected a Director of the Company in March 1997.

     ALAN G. QUASHA, 47, has been President of Quadrant Management Inc., an indirect wholly-owned subsidiary of NAR which manages NAR's U.S. assets ("Quadrant"), since its formation in early 1988. From 1980 to September 1991, he was a partner in the New York City law firm of Quasha, Wessely & Schneider. In addition to his directorship at the Company, Mr. Quasha serves as a director of Tejas Power Corporation, a natural gas company, and NAR. Mr. Quasha is also a director of Richemont S.A., a Luxembourg public company and an affiliate of NAR and Richemont. Mr. Quasha was elected a Director of the Company and Chairman of the Board in October 1991.

     HOWARD M. S. TANNER, 52, has been Executive Director of Richemont S.A., a Luxembourg public company and an affiliate of NAR and Richemont, for the last five years. Mr. Tanner was elected a Director of the Company in March 1997.

     ROBERT F. WRIGHT, 71, has been the President of Robert F. Wright Associates, Inc., business consultants, since 1988. Prior thereto, he was a senior partner of the accounting firm Arthur Andersen & Co. Mr. Wright is a director of Reliance Standard Life Insurance Co., a life insurance company, and affiliates, Williams Real Estate Co., Inc., a real estate company, The Navigator Group, Inc., a property insurance company, Rose Technology Group Limited, an energy service company, Timberlands Management Group LLC, a manager of Western Timberlands, and Norweb North America Corporation, an investment company. Mr. Wright also serves on the advisory board of Quadrant. Mr. Wright was elected a Director of the Company in October 1991.

OTHER INFORMATION

     The Board of Directors has standing Executive, Audit, Stock Option and Executive Compensation, Special, Nominating and Transactions Committees.

     During 1996, Messrs. Quasha (Chairman), Kaul and Wright were members of the Executive Committee. Messrs. Quasha, Kaul, du Plessis, Tanner (Chairman) and Wright currently serve as its members. The Executive Committee held three meetings in person or by conference call and took action by written consent on four occasions in 1996. The duties of the Executive Committee include recommending actions to the Board of Directors and acting on behalf of the Board on certain matters when the Board is not in session.

     During 1996, Messrs. Wright (Chairman), Hakman and Manwell were members of the Audit Committee. Messrs. Wright (Chairman), Hakman, Manwell and du Plessis currently serve as its members. The Audit Committee held five meetings in 1996 in person or by conference call. The duties performed by the Audit Committee include (1) review with the independent public accountants of the scope of their audit, the audited consolidated financial statements, and any accounting procedures or internal control comments contained in the independent public accountants' management letter, including corrective action taken by management;
(2) annual review and approval of the adequacy and scope of the internal audit department's planned audit program and review of the internal audit department's interim audit reports, including the evaluation of replies and corrective action being taken; (3) review of the adequacy of the internal accounting control systems of the Company and its subsidiaries; and (4) review and approval of management's recommendation for the appointment of outside independent public accountants prior to the submission of their nomination to the Board of Directors for approval and to the Shareholders for ratification. The Audit Committee is concerned with the accuracy and completeness of the Company's consolidated financial statements and matters which relate to them. However, the Audit Committee's role does not involve the professional evaluation of the quality of the audit conducted by the independent public accountants. While it is believed that the Audit Committee's activities are beneficial because they provide ongoing oversight on behalf of the full Board, they do not alter the traditional roles and responsibilities of the Company's management and independent public accountants with respect to the accounting and control functions and financial statement presentation.

     During 1996, Messrs. Laikind (Chairman), Destino and Quasha and Ms. Long and Ms. Stutz were members of the Stock Option and Executive Compensation Committee (the "Compensation Committee") and Messrs. Destino, du Plessis and Quasha and Ms. Long (Chairman) currently serve as its members following the resignations of Mr. Laikind and Ms. Stutz from the Company's Board of Directors. The Compensation Committee held four meetings in 1996 in person or by conference call and took action by written consent on three occasions. The duties of the Compensation Committee are to review and make recommendations for approval by the Board of Directors of remuneration arrangements for Directors and members of management.

     During 1996, Messrs. Laikind and Destino were members of the Special Committee. The Special Committee held three meetings in 1996 in person or by conference call and took action by written consent on one occasion. The Special Committee is a sub-committee of the Compensation Committee and its duties are to review and make recommendations for approval by the Board of Directors concerning grants of stock options pursuant to the Company's stock option plans for the Company's employees. It is expected that the Special Committee will be disbanded in 1997.

     During 1996, Messrs. Kaul (Chairman), Destino, Hakman, Kruttschnitt and Laikind were members of the Nominating Committee and all except Mr. Laikind, who resigned as a director, currently serve as its members. The Nominating Committee held one meeting in 1996. The duties of the Nominating Committee include evaluating and recommending candidates for election to the Board of Directors. The Bylaws of the Company require advance notice of nominations for election to the Board of Directors, other than those made by the Board of Directors. Unless waived by the Board of Directors, a notice of nomination must be received by the Company at least 75 days before initiation of solicitation to the Shareholders for election in the event of an election other than at an annual meeting of Shareholders, and at least 75 days before the date that corresponds to the record date of the prior year's annual meeting of Shareholders in the event of an election at an annual meeting of Shareholders, and in all events must include certain required information. The Nominating Committee will consider nominees recommended by Shareholders in accordance with the Company's Bylaws.

     During 1996, Messrs. Kling (Chairman), Hakman and Manwell were members of the Transactions Committee and currently serve as its members. The Transactions Committee held seven meetings in 1996 in person or by conference call and took action by written consent on one occasion. The duties of the Transactions Committee are to review all transactions not in the ordinary course of business between the Company and Directors, members of management or persons owning 10% or more of the Company's securities and to report its findings to the Board of Directors as to the fairness, merits and potential conflicts of interest. The Transactions Committee is empowered to retain independent experts to review a transaction if it deems that it is desirable to do so.

     During 1996, the Board of Directors held seven meetings in person or by conference telephone. Each incumbent Director attended at least 75% of the Board meetings held during the period in which such Director was a member of the Board and at least 75% of the meetings of the committees on which he or she served during such period.

     The Company indemnifies its executive officers and Directors to the extent permitted by applicable law against liabilities incurred as a result of their service to the Company. Directors are also indemnified to the extent permitted by applicable law against liabilities incurred as a result of their service as directors of other corporations when serving at the request of the Company. In addition, the Shareholders' Agreement, dated October 25, 1991, between the Company and NAR provides for indemnification, to the fullest extent permitted by law, of NAR's designees to the Board of Directors against, among other things, all liabilities and claims arising out of their service in any capacity for or on behalf of the Company. The Company has a directors and officers liability insurance policy underwritten by Executive Re Indemnity Company, Tamarack American and Zurich American Insurance Company in the aggregate amount of $25,000,000. The policy term is from June 1, 1997 to June 1, 1998. As to reimbursements by the insurer of the Company's indemnification expenses, the policy has a $250,000 deductible; there is no deductible for covered liabilities of individual Directors and officers.

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires officers, Directors and beneficial owners of more than 10% of the Company's Common Stock to file reports of ownership and changes in their ownership of the equity securities of the Company with the Securities and Exchange Commission ("Commission") and the American Stock Exchange. Based solely on a review of the reports and representations furnished to the Company during the last fiscal year by such persons, the Company believes that each of these persons is in compliance with all applicable filing requirements except for Rakesh K. Kaul who filed the required report with respect to his being elected President and Chief Executive Officer but not on a timely basis and Ralph Destino, Jeffrey Laikind, Robert F. Wright and Elizabeth Valk Long who each filed one required report with respect to one transaction but not on a timely basis.

VOTE REQUIRED

     The affirmative vote of the holders of a plurality of the combined voting power of all shares of Common Stock and Series B Preferred present in person or by proxy at the Annual Meeting and voting together as a single class, with each share of Common Stock having one vote and each share of Series B Preferred having 1.5 votes, is required to elect Directors. The enclosed proxy provides a means for Shareholders to vote for the election of all of the nominees for Director listed above, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. Abstentions with respect to the election of a nominee for Director will have the same effect as a withheld vote and broker non-votes will have no effect on the election of Directors.

     It is the intention of the persons named in the enclosed proxy to vote FOR the election of all of the persons named above to serve as Directors of the Company. The nominees, each of whom currently serves as a Director, have consented to be named in this Proxy Statement and to continue to serve as Directors if elected. Management does not contemplate or foresee that any of the nominees will be unable or unwilling to serve or otherwise unavailable for election, but if such a situation should arise and other nominees are nominated, the persons named in the proxy will vote for the election of the other nominees recommended by the Board of Directors. In all cases, the Board of Directors has the authority to elect persons to fill vacancies on the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION OF THE COMPANY

     The following table sets forth certain information with respect to compensation awarded to, earned by or paid to (a) the Company's Chief Executive Officer and (b) each of the four most highly compensated executive officers of the Company as of the 1996 fiscal year end (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000, in each case for the preceding three fiscal years (collectively, the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                              COMPENSATION
                                    ANNUAL COMPENSATION                       ------------
        NAME AND           FISCAL   --------------------    OTHER ANNUAL        OPTIONS          ALL OTHER
   PRINCIPAL POSITION       YEAR    SALARY($)   BONUS($)   COMPENSATION($)     AWARDED(#)     COMPENSATION($)
-------------------------  ------   ---------   --------   ---------------    ------------    ---------------
Rakesh K. Kaul(1)........   1996    $ 417,981   $349,188      $ 199,313(2)      7,530,000(3)      $   314(4)
President and Chief
Executive Officer

Wayne P. Garten(1).......   1996    $ 240,000   $  2,972      $ 612,709(5)        --              $ 8,322(6)
Executive Vice              1995    $ 260,000      --           --                --              $12,870(8)
President and Chief         1994    $ 254,231   $ 15,000        --                --              $12,908(7)
Financial Officer

Michael P. Sherman(1)....   1996    $ 132,000   $  3,120      $ 262,533(9)        --              $ 4,813(10)
Executive Vice              1995    $ 246,000      --           --                --              $12,237(11)
President -- Corporate      1994    $ 244,156      --           --                --              $12,370(12)
Affairs, General
Counsel and Secretary

Ralph Bulle..............   1996    $ 163,385      --           --                125,000(13)     $ 5,329(14)
Senior Vice President       1995    $ 143,000      --           --                --              $ 5,584(15)
Human Resources             1994    $ 142,423      --           --                --              $   309(16)

Michael Lutz(1)..........   1996    $ 226,539   $ 27,095        --                150,000(17)     $ 3,109(18)
Executive Vice              1995    $ 215,000   $ 75,000        --                 40,000(19)     $ 1,490(20)
President -- Operations     1994    $  57,885      --           --                --              --

---------------
 (1) Rakesh K. Kaul was named President and Chief Executive Officer and elected to the Board of Directors on March 7, 1996. Michael P. Sherman resigned effective April 23, 1996. Wayne P. Garten resigned effective September 30, 1996. Michael Lutz joined the Company in September 1994.

 (2) Includes the following payments made by the Company on behalf of Mr. Kaul:
     $151,192 in relocation expenses and $48,121 in car allowance and related benefits.

 (3) Issued by the Company pursuant to the Tandem Option, the Closing Price Option and the Performance Year Option and by NAR under the Six, Seven, Eight and Nine Year Stock Options. See "SEVERANCE AND EMPLOYMENT AGREEMENTS."

 (4) Includes the following payments made by the Company on behalf of Mr. Kaul:
     $281 in term life insurance premiums and $33 of accidental death insurance premiums.

 (5) Includes the following payments made by the Company on behalf of Mr.
     Garten: $346,667 in severance pay, $63,000 of accrued vacation pay, $8,921 in car allowance, $66,574 representing a supplemental retirement distribution and $127,547 in forgiveness of indebtedness.

 (6) Includes the following payments made by the Company on behalf of Mr.
     Garten: $2,500 in matching contributions under the 401(k) Savings Plan, $5,660 in matching contributions under the Supplemental Retirement Plan, $129 of term life insurance premiums and $33 of accidental death insurance premiums.

 (7) Includes the following payments made by the Company on behalf of Mr.
     Garten: $2,207 in matching contributions under the 401(k) Savings Plan, $10,400 in matching contributions under the Company's Supplemental Retirement Plan, $240 in term life insurance premiums and $61 of accidental death insurance premiums.

 (8) Includes the following payments made by the Company on behalf of Mr.
     Garten: $2,250 in matching contributions under the 401(k) Savings Plan, $10,169 in matching contributions under the Supplemental Retirement Plan, $366 in term life insurance premiums and $85 of accidental death insurance premiums.

 (9) Includes the following payments made by the Company on behalf of Mr.
     Sherman: $2,120 in car allowance, $119,415 representing a supplemental retirement distribution and $140,998 in forgiveness of indebtedness.

(10) Includes the following payments made by the Company on behalf of Mr.
     Sherman: $2,261 in matching contributions under the 401(k) Savings Plan, $2,451 in matching contributions under the Company's Supplemental Retirement Plan, $71 in term life insurance premiums and $30 of accidental death insurance premiums.

(11) Includes the following payments made by the Company on behalf of Mr.
     Sherman: $2,250 in matching contributions under the 401(k) Savings Plan, $9,686 in matching contributions under the Supplemental Retirement Plan, $240 in term life insurance premiums and $61 of accidental death insurance premiums.

(12) Includes the following payments made by the Company on behalf of Mr.
     Sherman: $2,250 in matching contributions under the 401(k) Savings Plan, $9,686 in matching contributions under the Supplemental Retirement Plan, $352 in term life insurance premiums and $82 of accidental death insurance premiums.

(13) Issued pursuant to the Company's 1996 Stock Option Plan.

(14) Includes the following payments made by the Company on behalf of Mr. Bulle:
     $2,500 in matching contributions under the 401(k) Savings Plan, $2,454 in matching contributions under the Supplemental Retirement Plan, $342 in term life insurance premiums and $33 of accidental death insurance premiums.

(15) Includes the following payments made by the Company on behalf of Mr. Bulle:
     $2,145 in matching contributions under the Company's 401(k) Savings Plan, $2,860 in matching contributions under the Company's Supplemental Retirement Plan, $518 in term life insurance premiums and $61 of accidental death insurance premiums.

(16) Includes the following payments made by the Company on behalf of Mr. Bulle:
     $248 in term life insurance premiums and $61 of accidental death insurance premiums.

(17) Issued pursuant to the Company's 1996 Stock Option Plan.

(18) Includes the following payments made by the Company on behalf of Mr. Lutz:
     $2,500 in matching contributions under the 401(k) Savings Plan, $576 in term life insurance premiums and $33 of accidental death insurance premiums.

(19) Issued pursuant to the Company's 1993 Executive Equity Incentive Plan.

(20) Includes the following payments made by the Company on behalf of Mr. Lutz:
     $662 in matching contributions under the 401(k) Savings Plan, $767 in term life insurance premiums and $61 of accidental death insurance premiums.

STOCK OPTIONS

     The following table contains information concerning options granted to each of the Named Executives during fiscal 1996.

                          OPTION GRANTS IN FISCAL 1996

                                              PERCENT OF
                              NUMBER OF         TOTAL
                                SHARES         OPTIONS
                              UNDERLYING      GRANTED TO                                 GRANT DATE
                               OPTIONS       EMPLOYEES IN     EXERCISE    EXPIRATION      PRESENT
              NAME            GRANTED(#)    FISCAL YEAR(%)    PRICE($)       DATE         VALUE($)
    ------------------------  ----------    --------------    --------    ----------    ------------
    Rakesh K. Kaul(i) ......  3,020,000          26.7%        $1.15625      03/07/06    $2,325,400(a)
                              1,000,000           8.8%        $1.15625      03/07/06    $  770,000(b)
                              2,000,000          17.7%        $1.15625      03/07/06    $  340,000(c)
                                377,500           3.3%        $1.15625      03/07/02    $  226,500(d)
                                377,500           3.3%        $1.15625      03/07/03    $  245,375(e)
                                377,500           3.3%        $1.15625      03/07/04    $  260,475(f)
                                377,500           3.3%        $1.15625      03/07/05    $  279,350(g)
    Wayne P. Garten.........     --            --                --           --             --
    Michael P. Sherman......     --            --                --           --             --
    Ralph Bulle.............    125,000           1.3%        $   1.00      10/13/03    $   83,750(h)
    Michael Lutz............    150,000           1.3%        $   1.00      10/13/03    $  100,500(h)

---------------
(a) The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1996: risk free interest rate of 6.79%, expected lives of 9.85 years, expected volatility of 45.02% and expected dividends of $0.

(b) The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1996: risk free interest rate of 6.79%, expected lives of 9.85 years, expected volatility of 45.02% and expected dividends of $0.

(c) The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model utilizing a Monte Carlo simulation with the following weighted average assumptions for grants in 1996: risk free interest rate of 6.79%, expected lives of 9.85 years, expected volatility of 45.02% and expected dividends of $0.

(d) The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1996: risk free interest rate of 6.42%, expected lives of 5.85 years, expected volatility of 45.02% and expected dividends of $0.

(e) The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1996: risk free interest rate of 6.53%, expected lives of 6.85 years, expected volatility of 45.02% and expected dividends of $0.

(f) The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1996: risk free interest rate of 6.62%, expected lives of 7.85 years, expected volatility of 45.02% and expected dividends of $0.

(g) The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1996: risk free interest rate of 6.73%, expected lives of 8.85 years, expected volatility of 45.02% and expected dividends of $0.

(h) The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1996: risk free interest rate of 6.80%, expected lives of 7 years, expected volatility of 45.35% and expected dividends of $0.

(i) Options granted to Mr. Kaul during 1996 represent approximately 66.5% of all options granted to all employees.

     No options were exercised by any of the Named Executives during fiscal 1996. The following table contains information concerning options held by each of the Named Executives at the end of fiscal 1996:

                         FISCAL YEAR-END OPTION VALUES

                                           NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS
                                        OPTIONS AT FISCAL YEAR-END             AT FISCAL YEAR-END
                                                   (#)                                (#)
                                     --------------------------------   --------------------------------
                 NAME                EXERCISABLE     UNEXERCISABLE(1)   EXERCISABLE     UNEXERCISABLE(1)
    -------------------------------  -----------     ----------------   -----------     ----------------
    Rakesh K. Kaul.................           --         7,530,000               --        $5,647,500
    Wayne P. Garten................           --                --               --                --
    Michael P. Sherman.............           --                --               --                --
    Ralph Bulle....................           --           125,000               --        $   93,750
    Michael Lutz...................           --           190,000               --        $  142,500

---------------
(1) Unexercisable options for Mr. Kaul represent options granted in 1996 by the Company under the Tandem Option, the Closing Price Option and the Performance Year Option, and by NAR under the Six, Seven, Eight and Nine Year Stock Options. See "EXECUTIVE COMPENSATION AND OTHER
    INFORMATION -- SEVERANCE AND EMPLOYMENT AGREEMENTS." All the unexercisable options for Mr. Bulle and

150,000 of the unexercisable options for Mr. Lutz represent options granted in 1996 under the 1996 Stock Option Plan and 40,000 unexercised options for Mr. Lutz represent tandem options granted in 1995 pursuant to the 1993 Executive
     Equity Incentive Plan. Under the 1996 Stock Option Plan, these options become exercisable three years after the date of grant and expire seven years from the date of grant.

SEVERANCE AND EMPLOYMENT AGREEMENTS

     Jack E. Rosenfeld resigned as President and Chief Executive Officer and as a Director of the Company effective December 30, 1995. In connection with such resignation, the Company and Mr. Rosenfeld entered into a Termination of Employment Agreement, dated as of December 30, 1995 (the "Termination Agreement"), providing for the termination of the Employment Agreement, dated as of October 25, 1991, between the Company and Mr. Rosenfeld, and all benefits, salary and perquisites provided for therein except for (a) benefits, salary and perquisites earned and accrued up to December 30, 1995, (b) salary of $500,000 through December 31, 1996, and (c) benefits including (i) continued disability and term life insurance in amounts not less than the amounts in force on the date of the Termination Agreement and (ii) the right to continue to participate in the Company's medical plans to the extent he is eligible for up to three years from the date of the Termination Agreement. The Termination Agreement called for Mr. Rosenfeld to serve as a Director Emeritus of the Company, and allowed Mr. Rosenfeld to attend meetings of the Board of Directors and participate in board discussions for a one-year period but Mr. Rosenfeld had no voting rights on any matters that came before the Board of Directors. The Termination Agreement precluded Mr. Rosenfeld for a one-year period from competing with the Company under certain circumstances.

     In connection with the resignation of Jack E. Rosenfeld, the Company entered into an Executive Employment Agreement, dated as of March 7, 1996, with Rakesh K. Kaul, the President and Chief Executive Officer of the Company (the "Employment Agreement"). The Employment Agreement provides for an "at will" term commencing on March 7, 1996, at a base salary of $525,000 per year. The Employment Agreement also provides for Mr. Kaul's participation in the Short-Term Incentive Plan for Rakesh K. Kaul. That plan provides for an annual bonus of between 0% and 125% of Mr. Kaul's base salary, depending on the attainment of various performance objectives as determined in accordance with the objective formula or standard adopted by the Compensation Committee as part of the performance goals for each such year. The Employment Agreement also provides for Mr. Kaul's participation in the Long-Term Incentive Plan for Rakesh
K. Kaul. That plan provides for the purchase by Mr. Kaul of 1,510,000 shares of Common Stock of the Company at their fair market value; an option expiring March 7, 2006 for the purchase of 3,020,000 shares of Common Stock (the "Tandem Option"); an option expiring March 7, 2006 to purchase 2,000,000 shares of Common Stock exercisable only upon satisfaction of the condition that the closing price of the Common Stock has attained an average of $7.00 per share during a 91-day period ending on or before March 7, 2002 (the "Closing Price Option"); an option expiring March 7, 2006 to purchase an aggregate of 1,000,000 shares of Common Stock at their fair market value, subject to the attainment of certain objective performance goals set by the Compensation Committee (the "Performance Year Option"); and four options expiring March 7, 2002, and the first three anniversaries thereof, respectively, for the purchase of 250,000 shares of Common Stock each, granted by NAR (the "Six", "Seven," "Eight" and "Nine Year Stock Options"). The Employment Agreement also provides for the grant of registration rights under the Securities Act of 1933, as amended (the "Securities Act"), for shares of Common Stock owned by Mr. Kaul. Pursuant to the Employment Agreement, the Company agreed to make Mr. Kaul whole, on an after-tax basis, for any loss realized on the sale of his residence at the time he joined the Company. The Company also provides Mr. Kaul with an automobile allowance of $2,500 per month and related benefits. In the event that Mr. Kaul's employment is actually or constructively terminated by the Company other than for cause, he will be entitled for a 12-month period commencing on the date of his termination to (i) a continuation of his base salary, (ii) continued participation in the Company's medical, dental, life insurance and retirement plans offered to senior executives of the Company, and (iii) a bonus, payable in 12 equal monthly installments, equal to 100% of his base salary (at the rate in effect immediately prior to such termination). In addition, Mr. Kaul will be entitled to receive (i) to the extent not previously paid, the short-term bonus payable to Mr. Kaul for the year preceding the year of termination and (ii) for the year in which Mr. Kaul's employment is terminated, an additional bonus equal to his annual base salary for such year, pro-rated to reflect the portion of such year during which Mr. Kaul is employed. Mr. Kaul's employment will be deemed to be constructively terminated by the Company in the event of a change in control (as defined in the Employment Agreement), the Company's bankruptcy, a material diminution of his responsibilities, or a relocation of the Company's headquarters outside the New York metropolitan area without his prior written consent. In the event that Mr. Kaul's employment terminates other than as a result of a termination by the Company, Mr. Kaul will not be entitled to any payment or bonus, other than any short-term bonus he is entitled to receive from the year prior to termination.

     In connection with the Stock Purchase Agreement, dated October 14, 1991, between the Company and NAR, the Company entered into Executive Employment Agreements with Messrs. Sherman and Garten. These agreements, which were renewable annually for one year renewable terms, provided for base salaries of $246,500 and $260,000, respectively. In 1991, Messrs. Sherman and Garten were also granted certain registration rights under the Securities Act with respect to shares of Common Stock granted to each of them in that year. Mr. Sherman resigned as Executive Vice President-Corporate Affairs, General Counsel and Secretary effective April 23, 1996 and Mr. Garten also resigned as Executive Vice President and Chief Financial Officer effective as of August 22, 1996. See "EXECUTIVE COMPENSATION AND OTHER INFORMATION -- CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

COMPENSATION OF DIRECTORS

     During 1996, Directors who were not employees of the Company or its subsidiaries were paid a retainer at an annual rate of $15,000, plus an additional $500 for each Board meeting and $250 for each committee meeting attended and were entitled to share equally 1% of the pre-tax profits of the Company. Officers and employees of the Company or its subsidiaries receive no remuneration for their services as Directors. During 1997, Directors who are not employees of the Company or its subsidiaries will be paid a retainer at an annual rate of $15,000, plus an additional $500 for each Board meeting and $250 for each committee meeting attended and all Directors who are not employees of the Company or its subsidiaries will share equally 1% of the pre-tax profits of the Company. During fiscal 1996, the Company provided $50,000 of term life insurance for each Director of the Company. The Company indemnifies its Directors to the extent permitted by applicable law. See "ELECTION OF
DIRECTORS -- OTHER INFORMATION" AND "EXECUTIVE COMPENSATION AND OTHER INFORMATION -- CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

     Messrs. Destino, Laikind, Quasha and Wright and Ms. Long, who served as members of an ore ad hoc Search Committee of the Directors to find a replacement for Jack E. Rosenfeld as President and Chief Executive Officer of the Company, each (with the exception of Mr. Quasha) received options to purchase 5,000 shares of Common Stock for a period of five years at an exercise price of $1.4375 per share, the market price of the Common Stock on February 9, 1996. See "EXECUTIVE COMPENSATION AND OTHER INFORMATION -- CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 28, 1996, the Compensation Committee of the Board of Directors of the Company consisted of Jeffrey Laikind (Chairman), Ralph Destino, Elizabeth Valk Long, Alan G. Quasha and Geraldine Stutz. None of such persons was, during such fiscal year or formerly, an officer or employee of the Company or any of its subsidiaries or had any relationship with the Company other than serving as a Director of the Company, except that after Mr. Rosenfeld's resignation effective December 30, 1995, Mr. Quasha served as interim Chief Executive Officer between January 1, 1996 and March 6, 1996 but received no compensation for such services. Ms. Stutz and Mr. Laikind have resigned as directors of the Company. During the 1996 fiscal year, no executive officer of the Company served as a director or a member of the compensation committee of another entity, one of whose executive officers served as a Director or on the Compensation Committee of the Company. However, Mr. Quasha has an indirect material interest in Quadrant which renders management consulting, business advisory and investment banking services to the Company for an annual fee of $750,000 per year. Such fee was waived for the 1996 fiscal year and will be waived for the 1997 fiscal year.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Stock Option and Executive Compensation Committee (the "Compensation Committee"), currently consisting of four outside directors, has the responsibility, under delegated authority from the Company's Board of Directors, for developing, administering and monitoring the executive compensation policies of the Company and making recommendations to the Board with respect to these policies. The Board of Directors has accepted the Compensation Committee's recommendations for 1996 compensation.

  Executive Compensation Philosophy

     The Compensation Committee's executive compensation philosophy supports the Company's overall business strategy and has at its core a strong link between pay, performance and retention. The philosophy emphasizes recognition of achievement at both the Company and individual level. A significant portion of compensation delivered to executives to reflect such achievement is intended to be in the form of long-term incentives. This long-term focus emphasizes sustained performance and encourages retention of executive talent. In addition, executives are encouraged to hold a significant ownership stake in the Company so that their interests are closely aligned with those of the shareholders in terms of both risk and reward.

     The specific executive compensation plans are designed to support the executive compensation philosophy. Compensation of the Company's executives consists of three components which are discussed below: salary, annual incentive awards and long-term incentive awards. Base salary levels have been established in order to attract and retain key executives commensurate with their level of responsibility within the organization. Annual incentives closely link executive pay with performance in areas that are critical to the Company's short-term operating success. Long-term incentives motivate executives to make decisions that are in the best interests of the Company's owners and reward them for the creation of shareholder value. It is the intent of both the Company and the Compensation Committee that the components of the executive compensation program will support the Company's compensation philosophy, reinforce the Company's overall business strategy, and ultimately drive shareholder value creation.

  Base Salaries

     Individual salaries for executives of the Company are generally influenced by several equally weighted factors: the qualifications and experience of the executive, the executive's level of responsibility within the organization, pay levels at firms which compete with the Company for executive talent, individual performance, and the Company performance-related factors used to determine annual incentive awards. Salaries for Messrs. Sherman and Garten were set pursuant to employment agreements entered into by them with the Company in October 1991 and renewed in 1995. Messrs. Sherman and Garten resigned effective April 23, 1996 and August 22, 1996, respectively. Mr. Kaul joined the Company effective March 7, 1996. Salary for Mr. Kaul was set pursuant to an employment agreement entered into by him with the Company in March 1996.

     The base salaries of the Company's executives are subject to periodic review and adjustment. Annual salary adjustments are made based on the factors described above.

  Annual Incentive Awards

     In addition to base salaries, each of the Company's executives and selected key managers participate in the Company's Incentive Compensation Plan. Currently, approximately 270 executives and key managers are eligible to participate in the annual incentive plan. Under this plan, each participant is assigned a target bonus, expressed as a percentage of his/her base salary, which is paid if all performance targets are fully met. It is the policy of the Compensation Committee to position target bonuses at competitive levels. Individual target bonuses are based on the person's responsibility level in the organization and the bonus award opportunity at the other organizations included in the performance chart. Target bonus levels range from 5% to 45% of salary. The target bonus for Mr. Kaul is 100% of salary while his maximum bonus is 125% of salary. Target bonus opportunities for Messrs. Bulle and Lutz are 50% of salary while maximum bonuses are 100% of salary.

     Participants are eligible to receive an annual bonus depending upon the extent to which certain goals are achieved. As in past years, performance goals for 1996 were based on Earnings Before Interest and Taxes (EBIT), Operating Profit, and other customer satisfaction and performance-related goals including Inventory Fill, Inventory Turns, Returns and Order Cancellations. Goals are set at both the corporate and business unit levels depending on the participant's scope of responsibility thus encouraging teamwork amongst the Company's employees. The importance of each goal in determining a participant's bonus award also depends on his/her scope of responsibility. In order for the Named Executives to receive a bonus, the Company must achieve a threshold EBIT level. Once the threshold EBIT level is achieved, bonus awards for the Named Executives depend 75% on Company or business unit EBIT performance and 25% on the customer satisfaction goals explained above. Actual bonus levels vary depending upon the degree of achievement in relationship to the performance goals.

     Payouts of awards have been determined based on the Company's performance during fiscal 1996. 100% of awards made under the bonus plan are currently paid in cash. Since the Company did not meet its aggressive EBIT goals in 1995 and 1994 there were no bonus payouts based on corporate performance in any of those years. Award payouts for other participants during 1996 ranged from 0% to 58% of salary depending on the performance of each individual's area of responsibility.

  Long-Term Incentive Awards

  1993 Executive Equity Plan

     The 1993 Executive Equity Incentive Plan terminated in accordance with its terms on December 31, 1996. Such plan provided executives and other key employees with incentives to maximize the long-term creation of shareholder value. The long-term incentive plan encouraged executives to acquire and retain a significant ownership stake in the Company. Under the plan, executives were given an opportunity to purchase shares of Common Stock with up to 80% of the purchase price financed with a full recourse Company loan. For each share of stock an employee purchased, he/she received an option to acquire two additional shares of Common Stock, which vest after three years and expire after six years. By creating this opportunity, the Company encouraged executives to own Common Stock thereby aligning executives' interests with those of the Shareholders. The number of shares offered for purchase to each executive and the corresponding number of tandem options increased with the executive's level of responsibility within the organization.

     Approximately 12 executives who are currently employed by the Company are participating in the 1993 Executive Equity Incentive Plan. During 1996, the Compensation and Special Committees made awards to selected participants under the plan based primarily on the executives' levels of responsibility within the organization and desired levels of equity ownership relative to other executives in the Company. In aggregate, executives of the Company elected to purchase a total of 247,000 shares of Common Stock during 1996 and were awarded a total of 444,000 tandem options to purchase shares of Common Stock.

  1993 All-Employee Equity Investment Plan

     The 1993 All-Employee Equity Investment Plan terminated in accordance with its terms in February 1996. The 1993 All Employee Equity Investment Plan was offered to all employees to provide them an opportunity to own stock and share in the upside potential of the Company. The plan gave employees an opportunity to purchase shares of Common Stock at a 40% discount to the market price. Employees could finance their purchase through a short-term, full recourse Company loan which could be repaid through payroll deductions over the course of a year.

     Approximately 240 employees who are currently employed by the Company are participating in the 1993 All-Employee Equity Investment Plan, constituting those employees of the Company who had been employed by the Company for at least one year and were not eligible to participate in the 1993 Executive Equity Incentive Plan. Thus, the Named Executives were not eligible to participate in the All-Employee Equity Investment Plan. During 1996, approximately 189 employees elected to purchase 80,500 shares of Common Stock in accordance with the plan.

1996 Stock Option Plan

     The purpose of the 1996 Stock Option Plan is to provide employees of the Company and its subsidiaries with a larger personal and financial interest in the success of the Company through the grant of stock-based incentive compensation. Under the plan, employees may be granted options to purchase shares of Common Stock at the fair market value on the date of grant. The total options granted to an employee is one-half performance-based. The 1996 Stock Option Plan provides that options may be granted for terms of not more than after 10 years.

     All employees are eligible to participate in the 1996 Stock Option Plan. During 1996, approximately 3,445,000 options to purchase shares of Common Stock were granted to 75 employees in accordance with the plan.

  Stock Options

     The Company occasionally grants stock options to selected employees pursuant to its Stock Option Plan. During 1996, no such options were granted.

  Chief Executive Officer Compensation

     The incentive elements of the compensation paid to Mr. Kaul during 1996 were determined on the same basis as that discussed above for all Named Executives. Mr. Kaul's 1996 base salary (pro rated for the portion of the year during which he worked for the Company) was $417,981 pursuant to an employment agreement entered into by him and the Company in March 1996 while his bonus was $349,188. In 1996, Mr. Kaul purchased 1,510,000 shares of Common Stock pursuant to the Long-Term Incentive Plan for Rakesh K. Kaul and received two tandem options for each share purchased for a total of 3,020,000 options. In determining the terms of Mr. Kaul's compensation, the Compensation Committee noted the option agreements between NAR and Mr. Kaul.

  Nondeductible Compensation

     The Compensation Committee currently does not anticipate that payments of compensation in 1997 to the Named Executives which are subject to the $1 million deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "$1 Million Limit"), will exceed $1 million in 1997. Consequently, the Company expects its executive compensation program to be fully deductible.

                                          Respectfully Submitted,

                                          The Stock Option and Executive
                                          Compensation Committee

                                          Mr. Ralph Destino
                                          Ms. Elizabeth Valk Long (Chairman)
                                          Mr. Jan P. du Plessis
                                          Mr. Alan Quasha

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock for each of the Company's last five fiscal years with the cumulative total return (assuming reinvestment of dividends) of (i) the Standard & Poor's 500 Stock Index (which includes the Company) and (ii) peer issuers from the Company's line of business selected by the Company in good faith.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              AMONG HANOVER DIRECT, INC., THE S&P 500 STOCK INDEX
                                AND A PEER GROUP


                                        Hanover            Direct Marketing        S&P
                                         Direct               Peer Group           500
                                      -----------         ------------------     --------
1991                                       100                 100                 100
1992                                       112                 105                 108
1993                                       288                 192                 118
1994                                       171                 142                 120
1995                                        74                 115                 165
1996                                        49                 153                 203

* Direct Marketing Peer Group consists of direct merchandising companies that market their products through alternative distribution channels, such as mail or television media; peer companies include Blair, Damark International, Fingerhut, Gander Mountain, Lands' End, Lillian Vernon, Spiegel and Williams Sonoma.

NOTE: Assumes $100 invested on December 31, 1991 in the Company's Common Stock,
      S&P 500 Stock Index and the Direct Marketing Peer Group and that dividends of each are reinvested quarterly; December 1996 figures assume September 1996 shares outstanding for the Direct Marketing Peer Group given data availability.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to the Nomination and Standstill Agreement, Messrs. Kruttschnitt, Hakman and Manwell agreed that if at any time Mr. Kruttschnitt ceases to own at least 2,262,000 shares of Common Stock (representing 83% of the shares owned by Mr. Kruttschnitt on the date of the Nomination and Standstill Agreement), at least one of them will resign as a Director; if at any time Mr. Kruttschnitt ceases to own at least 1,907,710 shares of Common Stock (representing 70% of the shares owned by Mr. Kruttschnitt on the date of the Nomination and Standstill Agreement), at least two of them will resign as Directors; and if at any time Mr. Kruttschnitt owns less than 5% of the outstanding shares of Common Stock, all of them will resign as Directors; except no Director shall be obligated to resign if such resignation would constitute a breach of the Director's fiduciary duties as a Director. See "ELECTION OF DIRECTORS -- AGREEMENTS WITH RESPECT TO NOMINATION OF DIRECTORS" and "PRINCIPAL HOLDERS OF VOTING SECURITIES OF THE COMPANY."

     Since January 1993, pursuant to a consulting arrangement, Quadrant, an affiliate of NAR, renders management consulting, business advisory and investment banking services to the Company for an annual fee of $750,000 per year. Such $750,000 fee for the 1996 fiscal year was waived by Quadrant and will be waived for the 1997 fiscal year.

     In November 1995, Intercontinental Mining & Resources Incorporated ("IMR"), an affiliate of NAR, purchased the Company's 9.25% Senior Subordinated Notes due August 1, 1998 (the "9.25% Notes") from a third party in connection with the refinancing of the Company's indebtedness under the $75 million secured credit facility (the "Credit Facility") with Congress Financial Corporation ("Congress"). The Company paid NAR a commitment fee of $105,000 upon the signing of a repurchase and option agreement and a fee of $210,000 (1.5% of the outstanding principal amount of the 9.25% Notes acquired by IMR) upon the funding, as well as all expenses incurred by NAR in performing its obligation. The Company extended by two years the terms of the warrants to purchase 5,033,735 shares held by NAR and IMR to August 1, 1998. The Company also agreed to indemnify NAR against any and all claims or losses asserted against it or incurred by it relating to the transactions contemplated by the repurchase and option agreement. The Company repaid the 9.25% Notes from the proceeds from the distribution to the Shareholders of the Company, the holders of the Company's 6% Series A Convertible Additional Preferred Stock and the holders of the Company's Series B Convertible Additional Preferred Stock, of transferable subscription rights (the "Rights") to subscribe for and purchase additional shares of Common Stock in 1996 (the "1996 Rights Offering"). Due to the Company's continued operating losses, the Company requested that NAR advance up to $25 million against all the Rights distributed to it and/or its commitment to purchase all of the unsubscribed shares. In May 1996, NAR advanced the Company $25 million under a promissory note. Under the provisions of such promissory note, the Company repaid NAR the $25 million advance plus accrued interest upon the closing of the 1996 Rights Offering. In addition, in connection with the 1996 Rights Offering, NAR agreed pursuant to a standby purchase agreement between it and the Company to exercise all rights distributed to it and to purchase all unsubscribed shares in the 1996 Rights Offering. NAR received Rights entitling it to purchase 24,015,964 shares in the 1996 Rights Offering and exercised such Rights. In addition, NAR purchased 6,898,866 shares not subscribed by shareholders in the 1996 Rights Offering pursuant to the standby purchase agreement and received approximately $.5 million as a fee. NAR acquired an aggregate of 30,914,830 shares of the Company's Common Stock at an aggregate cost to it of approximately $31,842,275 in the 1996 Rights Offering. The proceeds of the 1996 Rights Offering were used by the Company: (i) to repay the $14 million principal amount of 9.25% Notes held by IMR plus accrued interest,
(ii) to repay the $25 million principal
amount advanced under the promissory note by NAR plus accrued interest and (iii) to repay approximately $9 million under the Credit Facility with Congress.

     In September 1996, IMR loaned the Company $10 million as evidenced by a subordinated promissory note in the amount of $10 million (the "IMR Promissory Note"). Such loan bore interest at 1.5% above the prime rate, and was due on November 14, 1996. If it were not repaid before May 15, 1997 and if the Rights Offering were not consummated, the IMR Promissory Note was convertible at the option of NAR into shares of Common Stock at the lower of the fair market value thereof on the date of execution or the then current fair market value thereof. The IMR Promissory Note was subordinate to the Credit Facility and excluded from the working capital covenant calculation. By agreement dated March 26, 1997, NAR irrevocably agreed with the Company, subject to and upon the consummation of the 1997 Rights Offering, to exercise at the Subscription Price that number of rights distributed to it for the purchase of shares of Common Stock having an aggregate purchase price of at least $10 million. NAR agreed to pay for and the Company agreed to accept as payment for the aggregate purchase price of such shares at the closing of the 1997 Rights Offering the surrender by NAR of the IMR Promissory Note and the cancellation of the principal amount thereof. Such surrender and cancellation took place at the closing of the 1997 Rights Offering on June 6, 1997.

     On December 19, 1996, the Company finalized its agreement (the "Reimbursement Agreement") with Richemont that provided the Company with up to approximately $28 million of letters of credit which were previously issued under the Credit Facility. The Company paid a facility fee equal to 5% of the principle amount of the letters of credit as well as all other fees incurred in connection with providing the facility. The letters of credit will expire on February 18, 1998 and carry an interest rate (currently 11.75%), which is 3.5% above the prime rate, payable only on amounts drawn under the letters of credit. In the event that the Company has not paid in full, by the expiration date, any outstanding balances under the letters of credit, Richemont shall have the option, exercisable at any time prior to payment in full of all amounts outstanding under the letters of credit, to convert such amount into Common Stock of the Company at the mean of the bid and ask prices of the Company's Common Stock on November 8, 1996, or the mean of the bid and ask prices of the Company's Common Stock on each of the thirty days immediately prior to the date of exercise of the conversion privilege. The Reimbursement Agreement is subordinate to the Credit Facility. On December 5, 1996, Richemont advanced the Company $10 million against the anticipated $28 million line of credit. The Company repaid the $10 million loan after the letter of credit agreement was completed on December 19, 1996.

     Geraldine Stutz, a director of the Company until December 31, 1996, assisted the Company during fiscal 1996 in the redesign and relocation of the Gump's retail store. As compensation for such services during fiscal 1996, the Company paid Ms. Stutz $125,000 plus out-of-pocket expenses.

     Each of the Named Executives other than Rakesh K. Kaul and Ralph Bulle purchased shares of Common Stock pursuant to the 1993 Executive Equity Incentive Plan. Pursuant to such plan, each such executive financed 80% of the purchase price of the shares he purchased with a full recourse Company loan due in 1999. These loans, which bear interest at 5.54%, were outstanding at the end of fiscal 1996 and, as of June 9, 1997, were outstanding in the following amounts: Wayne
P. Garten, former Executive Vice President -- Chief Financial Officer, $100,000; Michael P. Sherman, former Executive Vice President -- Corporate Affairs, $100,000; and Michael Lutz, Executive Vice President -- Operations, $44,000.

     In addition, the Company loaned $50,000 to each of Mr. Sherman and Mr. Garten during the fourth quarter of fiscal 1994, which sums were outstanding at the end of fiscal 1995, and an additional $100,000 and $125,000 to Mr. Sherman and Mr. Garten, respectively, during the first six months of fiscal 1995, which sums were also outstanding at the end of fiscal 1995. Such loans bore interest at rates ranging from 6.00% to 8.00% per annum, were due on demand and were secured by a pledge of 150,000 and 151,623 shares of Common Stock (the "Pledged Shares") by Mr. Sherman and Mr. Garten, respectively. As of April 30, 1996 and June 29, 1996, Mr. Sherman and Mr. Garten had accumulated indebtedness represented by notes made by them in the aggregate principal amount of $140,998 and $127,547, respectively (the "Notes"). The loans were made to permit such executive officers to satisfy liabilities incurred by them in connection with the payment of tax obligations associated with the distribution to them of the Pledged Shares from a trust in fiscal 1993. In connection with such indebtedness, the Company entered into a letter agreement with each of them, dated as of April 18, 1996 (the "Letter Agreement"). The Letter Agreement provided for the satisfaction of their indebtedness to the Company by transferring the Pledged Shares on such date on or before July 1, 1996 as the Company shall have selected. The shares (valued at the closing price thereof on the American Stock Exchange on the date of transfer) were to be applied first to the payment of any accrued interest owed on the respective Notes, and the remainder was to be applied toward the payment of the outstanding principal amount under the Notes. Any remaining balance owed on the Notes by Mr. Sherman and Mr. Garten was to be canceled. The Company was also to pay each of them a "gross-up" payment in the amount necessary to make each of them whole for any increase in Federal and state income taxes resulting from the inclusion in gross income of the canceled indebtedness and gross-up payment. Such loans were forgiven in connection with the resignations of such officers in exchange for the transfer of the Pledged Shares to the Company.

     On August 23, 1996, Mr. Kaul purchased 1,510,000 shares of Common Stock pursuant to the Long-Term Incentive Plan for Rakesh K. Kaul. Pursuant to such plan, Mr. Kaul financed 80% of the purchase price of such shares ($1,396,750) with a nonrecourse Company loan due in four equal consecutive annual installments of $349,187.50, together with interest thereon. The loan is secured by a pledge of such shares. The loan, which bears interest at 6.84%, was outstanding at the end of fiscal 1996 and, as of June 9, 1997, was outstanding in the amount of $1,396,750. The Company has agreed to pay Mr. Kaul, on or before each annual due date, a bonus equal to the amount of the principal and/or interest due on the loan. The Company also paid Mr. Kaul a sign-on bonus equal to the amount of the purchase price of the shares required to be paid in cash.

     The foregoing relationships and transactions have been approved by the Board or a committee of the Board or by the Shareholders and, to the extent that such arrangements are available from non-affiliated parties, are on terms no less favorable to the Company than those available from non-affiliated parties.

             PRINCIPAL HOLDERS OF VOTING SECURITIES OF THE COMPANY

     The following table sets forth information concerning each person or group of affiliated persons known by management to own beneficially more than five percent (5%) of the Company's Common Stock as of June 9, 1997. The information given is based on information furnished to the Company by such persons or groups and statements filed with the Commission.

                                                                    SHARES OF          PERCENT OF
              NAME AND ADDRESS OF BENEFICIAL OWNER                 COMMON STOCK         CLASS(1)
-----------------------------------------------------------------  ------------        ----------
Alan G. Quasha(2)................................................   94,782,555 (3,4)      46.1%
  c/o Quadrant Management, Inc.
  127 East 73rd Street
  New York, New York 10021
NAR Group Limited................................................   94,762,555 (3)        46.1%
  c/o P.M.M. Services (B.V.I.) Limited
  P.O. Box 438 Road Town, Tortola,
  British Virgin Islands
Richemont Finance S.A. ..........................................   40,687,970 (5)        20.3%
  35 Boulevard Prince Henri
  L 1724 Luxembourg
Theodore H. Kruttschnitt.........................................   10,074,000 (6)         5.0%
  1350 Bayshore Boulevard
  Suite 850
  Burlingame, California 94010

---------------
(1) Includes in each case shares of Common Stock issuable upon exercise of options or warrants exercisable within 60 days for the subject individual only. Percentages computed on the basis of 200,031,580 shares of Common Stock outstanding as of June 9, 1997.

(2) Information concerning the number of shares beneficially owned has been taken from Amendment No. 18 to the Statement on Schedule 13D filed by NAR on
    June   , 1997 with the Commission, as supplemented by additional information provided to the Company by NAR. All of the shares beneficially owned by NAR could also be deemed to be owned beneficially by certain other persons including Alan G. Quasha, Intercontinental Mining & Resources Incorporated, Quadrant Capital Corp. and Richemont, each of which disclaims beneficial ownership of securities of the Company owned of record by any of the others.

(3) Includes warrants to purchase 5,646,490 shares exercisable within 60 days granted to NAR or its affiliates.

(4) Includes options to purchase 20,000 shares exercisable within 60 days by Mr. Quasha.

(5) Information concerning the number of shares beneficially owned has been
    taken from the Statement on Schedule 13D filed by Richemont on June   , 1997
    with the Commission.

(6) Information concerning the number of shares beneficially owned has been taken from Amendment No. 13 to the Statement on Schedule 13D filed by Mr.
    Kruttschnitt on June   , 1997 with the Commission. Such statement sets forth
    the number of shares beneficially owned by Mr. Kruttschnitt and, of such shares, the number as to which he holds sole voting power, shared voting power, sole dispositive power or shared dispositive power. The amended
    Schedule 13D also indicates that Mr. Kruttschnitt is a member of a group which includes Mr. Hakman, who beneficially owns 1,003,875 shares, and Mr. Manwell, who beneficially owns 20,579 shares.

     In February 1995, the Company issued an aggregate of 634,900 shares of Series B Preferred to the shareholders of Aegis Safety Holdings, Inc. in connection with the acquisition by the Company from such shareholders of all the outstanding capital stock of Aegis. The outstanding shares of Series B Preferred were convertible as of June 9, 1997 into an aggregate of 953,303 shares of the Company's Common Stock. Assuming that all the shares of Series B Preferred had been so converted as of June 9, 1997, the Aegis shareholders would have owned less than 1% of the Company's outstanding Common Stock on a fully diluted basis at such date.

                SECURITY OWNERSHIP OF MANAGEMENT OF THE COMPANY

     The following table sets forth information concerning the beneficial ownership of the Company's Common Stock by each Director, nominee for Director and executive officer and by all executive officers and Directors as a group as of June 9, 1997. The information given is based on information furnished to the Company by such persons and statements filed with the Commission.

                                                                       SHARES OF       PERCENT OF
                                                                      COMMON STOCK      CLASS(1)
                                                                      ------------     ----------
Ralph Destino.......................................................       25,000 (4)     *
J. David Hakman(2)..................................................    1,003,875         *
Rakesh K. Kaul......................................................    1,887,500 (5)     *
S. Lee Kling........................................................       37,750         *
Theodore H. Kruttschnitt(2).........................................   10,074,000          5.0%
Elizabeth Valk Long.................................................       70,300 (4)     *
Edmund R. Manwell(2)................................................       20,579         *
Shailesh J. Mehta...................................................      --             --
Jan P. du Plessis...................................................      --             --
Alan G. Quasha(3)...................................................   94,782,555 (6)     46.1%
Howard M. S. Tanner.................................................      --             --
Robert F. Wright....................................................      108,050 (4)     *
Larry J. Svoboda....................................................      152,000         *
Michael Lutz........................................................       27,284         *
Ralph Bulle.........................................................      --             --
Directors and executive officers as a group (16 persons)............   13,552,818 (7)      6.7%

---------------
 *  Less than 1%
(1) Includes in each case shares of Common Stock issuable upon exercise of options or warrants exercisable within 60 days for the subject individual only. Percentages computed on the basis of 200,031,580 shares of Common Stock outstanding as of June 9, 1997.

(2) See Note (5) under "PRINCIPAL HOLDERS OF VOTING SECURITIES OF THE COMPANY."

(3) See Note (2) under "PRINCIPAL HOLDERS OF VOTING SECURITIES OF THE COMPANY." All of the shares beneficially owned by NAR could also be deemed to be beneficially owned by Alan G. Quasha, due to his shared investment and voting power with NAR.

(4) Includes options to purchase 25,000 shares exercisable within 60 days.

(5) Includes options to purchase 377,500 shares exercisable within 60 days.

(6) Includes options to purchase 20,000 shares exercisable within 60 days.

(7) Excludes 94,762,555 shares and warrants to purchase 5,646,490 shares beneficially owned by NAR which could also be deemed to be beneficially owned by Mr. Quasha. Includes options to purchase 20,000 shares exercisable within 60 days by Mr. Quasha. None of the Company's Directors or executive officers owns any shares of Series B Preferred.

             APPROVAL OF AN AMENDMENT TO THE 1996 STOCK OPTION PLAN

GENERAL

     The Board of Directors is submitting an amendment to the 1996 Stock Option Plan (the "Stock Option Plan") described herein to the Shareholders for their approval. The purpose of the Stock Option Plan is to advance the interests of the Company and its Shareholders by providing employees of the Company and its subsidiaries with a larger personal and financial interest in the success of the Company through the grant of stock options. The Board of Directors believes that the Stock Option Plan will benefit the Company and its Shareholders and, thus, recommends approval of the amendment to the Stock Option Plan.

GENERAL INFORMATION

     Effective Date and Duration of the Stock Option Plan. The Stock Option Plan became effective on the date of its adoption by the Board of Directors, subject to approval by the affirmative vote or consent of holders of a majority of the issued and outstanding shares of Common Stock, and will terminate 10 years from the date of its adoption, or such earlier date as the Board of Directors may determine.

     Administration. The Stock Option Plan is administered by a committee of the Board of Directors (the "Committee") that consists of at least two directors and that satisfies the provisions of Rule 16b-3 of the Securities and Exchange Act of 1934 or any successor rule, and Section 162(m) (4) (C) (i) of the Internal Revenue Code of 1986, as amended (the "Code"). Such Committee will select persons to receive awards under the Stock Option Plan, determine the amount of each award and the terms and conditions governing such award, interpret the Stock Option Plan and any awards granted thereunder, establish rules and regulations for the administration of the Stock Option Plan and take any other action necessary or desirable for the administration of the Stock Option Plan.

     Underlying Shares Awarded Under the Stock Option Plan. The maximum number of shares of Common Stock that may be delivered or purchased under the Stock Option Plan is 7,000,000, subject to adjustment to preserve the value of an award in the event of any change in the outstanding Common Stock by reason of any stock dividend, stock split, combination of shares, recapitalization or other similar change in the capital stock of the Company, or in the event of the merger or consolidation of the Company into or with any other corporation or the reorganization of the Company. Options to purchase approximately 2,855,000 shares of Common Stock were granted under the Stock Option Plan in 1996 while approximately 520,000 shares have been granted to date in 1997.

     The shares of Common Stock may be authorized but unissued shares that are not reserved for any other purpose, or previously issued shares acquired by the Company and held in its treasury. If, as a result of the termination, expiration or forfeiture of an award or otherwise, certain shares were no longer subject to an award under the Stock Option Plan, such shares would again be available for future award under the Stock Option Plan.

     Amendment of the Stock Option Plan. The Stock Option Plan may be amended by the Board of Directors as the Board deems advisable; provided, however, that no amendment will become effective unless approved by affirmative vote of the Shareholders if such approval is necessary for the continued validity of the Stock Option Plan or if the failure to obtain such approval would adversely affect the compliance of the Stock Option Plan with Rule 16b-3 under the Securities Exchange Act of 1934 or any other rule or regulation. No amendment may, without the consent of a participant, impair such participant's rights under any Option previously granted under the Stock Option Plan.

AWARDS AVAILABLE UNDER THE PLAN

     Pursuant to the Stock Option Plan, options to purchase Common Stock of the Company ("Options") may be granted to any employee.

     Any Options awarded under the Stock Option Plan, which will be evidenced by option agreements, will be either Options intended to qualify as incentive stock options under Section 422 of the Code ("Incentive Stock Options") or Options not intended to so qualify ("Nonstatutory Stock Options").

     The aggregate fair market value of Common Stock for which a participant is granted Incentive Stock Options that first become exercisable during any given calendar year will be limited to $100,000. To the extent such limitation is exceeded, an Option will be treated as a Nonstatutory Stock Option.

     As originally provided, no employee may be granted Options during any consecutive 12-month period on more than 250,000 shares of Common Stock, subject to adjustment in the event of any change in the outstanding Common Stock by reason of any stock dividend, stock split, combination of shares, recapitalization or other similar change in the capital stock of the Company or in the event of the merger or consolidation of the Company into or with any other corporation or the reorganization of the Company. The Company has approved an amendment to the Stock Option Plan which provides that Options may not be granted to any employee covering more than 500,000 shares of Common Stock during any 12-month period. Such amendment is subject to Shareholder approval. See "PLAN AMENDMENT."

     An Option may be granted for a term not to exceed 10 years from the date such Option is granted. An Incentive Stock Option awarded to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company may not, in any event, be exercisable after the expiration of five years from the date such Incentive Stock Option is granted. All Options will be exercisable in accordance with the terms and conditions set forth in the option agreements evidencing the grant of such Options. Except under limited circumstances involving termination of employment due to retirement or death or disability, a participant may not exercise any Option granted under the Stock Option Plan within the first year after the date of grant of such Option.

     The price for which shares of Common Stock may be purchased upon the exercise of an Option will be the fair market value of such shares on the date of grant of such Option; provided, however, that an Incentive Stock Option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company shall have a purchase price for the underlying shares equal to 110% of the fair market value of the Common Stock on the date of grant. For purposes of the Stock Option Plan, the fair market value of a share of Common Stock on a specified date will be the closing price of the Common Stock on such date on the American Stock Exchange or, if no such sale of Common Stock occurs on such date, the fair market value of the Common Stock as determined by the Committee in good faith.

     Full payment of the purchase price for shares of Common Stock purchased upon exercise, in whole or in part, of an Option granted under the Stock Option Plan must be made at the time of such exercise. The Stock Option Plan provides that the purchase price may be paid in cash or in shares of Common Stock valued at their fair market value on the date of purchase. Alternatively, an Option may be exercised in whole or in part by delivering a properly executed exercise notice, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price and applicable withholding taxes, and any other documents that the Committee deems necessary.

     During a participant's lifetime, Options granted under the Stock Option Plan will be exercisable only by such participant. Furthermore, any Options granted under the Stock Option Plan may not be transferred, other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, a participant may transfer a Nonstatutory Stock Option granted under the Stock Option Plan to his or her spouse, children and/or grandchildren, or to one or more trusts for the benefit of such family members, if the agreement evidencing such Option so provides and the participant does not receive any consideration for the transfer. Any Option so transferred will be subject to the same terms and conditions that applied to such Option immediately prior to its transfer, except that it will not be further transferable by the transferee during the transferee's lifetime.

     If a participant's employment terminates by reason of death, permanent disability, or retirement at or after age 65, the participant (or the participant's estate in the event of the participant's death) may, within 90 days following such termination, exercise the Option with respect to all or any part of the shares of Common Stock subject thereto regardless of whether the Option was otherwise exercisable at the time of termination of employment. If a participant's employment terminates for any other reason, the participant may, within 30 days following such termination, exercise the Option with respect to all or any part of the shares of Common Stock subject thereto, but only to the extent that such Option was exercisable at the time of termination of employment.

     The foregoing summary is qualified in its entirety by reference to the full text of the Stock Option Plan, which is set forth as Annex A to this Proxy Statement.

FEDERAL INCOME TAX CONSEQUENCES

     The Federal income tax consequences of Options granted under the Stock Option Plan are as described below.

     The grant of an Incentive Stock Option will have no immediate tax consequences to a participant. If a participant exercises an Incentive Stock Option and does not dispose of the acquired shares within two years after the grant of the Option nor within one year after the date of the transfer of such shares to the participant (a "disqualifying disposition"), the participant will realize no compensation income and any gain or loss realized on a subsequent disposition of such will be treated as long-term capital gain or loss. For purposes of computing the participant's alternative minimum taxable income, however, the Option generally will be treated as if it were a Nonstatutory Stock Option.

     If a participant makes a disqualifying disposition, the participant will be required to include in income, as compensation, the lesser of (i) the difference between the option price and the fair market value of the acquired shares on the exercise date, or (ii) the amount of gain realized on such disposition. In addition, depending on the amount received as a result of such disposition, such participant may realize long or short-term capital gain or loss.

     The grant of a Nonstatutory Stock Option will have no immediate tax consequences to a participant. The exercise of a Nonstatutory Stock Option will require such participant to include in income, as compensation, the amount by which the fair market value of the acquired shares on the exercise date exceeds the option price. Upon a subsequent sale or taxable exchange of such shares, such participant will recognize long or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares.

     The Company will be entitled to a deduction in the amount of any compensation income that a participant recognizes in connection with an Option.

PLAN AMENDMENT

     The Company has amended the Stock Option Plan to provide that Options may not be granted to any employee covering more than 500,000 shares of Common Stock (rather than 250,000 shares) during any 12-month period. Such amendment is shown in bold-faced type in the full text of the Stock Option Plan attached hereto as Annex A.

VOTE REQUIRED

     The foregoing amendment to the Stock Option Plan is subject to approval by the affirmative vote of the holders of a majority of the combined voting power of all shares of Common Stock and Series B Preferred present in person or by proxy and entitled to vote at the Annual Meeting voting together as a single class, with each share of Common Stock having one vote and each share of Series B Preferred having 1.5 votes.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "IN FAVOR OF" THE ADOPTION OF THE AMENDMENT TO THE 1996 STOCK OPTION PLAN AS SET FORTH ABOVE.

RATIFICATION OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION

     The Board of Directors of the Company and NAR, the holder of a majority of the Company's Common Stock, approved on September 26, 1996, pursuant to Sections 242 and 228 of the Delaware Business Corporation Law, an amendment to the Company's Certificate of Incorporation increasing the number of shares of Common Stock which the Company shall have authority to issue from 150,000,000 to 225,000,000 shares. This action became effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation on October 31, 1996. The increase in authorized shares was necessary to provide enough shares of Common Stock for issuance pursuant to options and warrants previously granted by the Company to directors and officers, including options to purchase an aggregate of 7,530,000 shares granted by the Company on August 23, 1996 to the Company's President and Chief Executive Officer, Rakesh K. Kaul. See "EXECUTIVE COMPENSATION AND OTHER INFORMATION -- STOCK OPTIONS." The additional shares of Common Stock not used for such purpose, together with the shares of Common Stock held in treasury, are available for general corporate purposes, as determined by the Board of Directors, without (except as otherwise required by law) further authority from shareholders.

     As of September 26, 1996, the record date for the action, there were 143,044,492 shares of Common Stock and 634,900 shares of Series B Preferred outstanding. The approval of the holders of a majority of the outstanding shares of Common Stock and Series B Preferred, voting together as a single class, was necessary to adopt the amendment to the Certificate of Incorporation. Each outstanding share of Common Stock was entitled to one vote on the proposal to adopt the amendment and each outstanding share of Series B Preferred was entitled to 1.5 votes on the amendment. NAR, as the holder of 78,004,954 shares of Common Stock, or a majority of the voting power of the Common Stock and the Series B Preferred voting together as a class, on such date, therefore, had the requisite power to approve the amendment by written consent. Such consent was executed and delivered on September 26, 1996. Ratification of such action is now being sought in accordance with the AMEX's requirements for the holding of a meeting and the solicitation of proxies with respect thereto. Under Delaware law, shareholders who do not consent to the amendment do not have appraisal rights with respect to the shares held by them.

VOTE REQUIRED

     The foregoing amendment to the Certificate of Incorporation is subject to ratification by the affirmative vote of the holders of a majority of the combined voting power of all shares of Common Stock and Series B Preferred present in person or by proxy and entitled to vote at the Annual Meeting voting together as a single class, with each share of Common Stock having one vote and each share of Series B Preferred having 1.5 votes.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "IN FAVOR OF" THE RATIFICATION OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION AS SET FORTH ABOVE.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as independent certified public accountants of the Company for the fiscal year ending December 27, 1997. Although the selection of auditors does not require ratification, the Board has directed that the appointment of Arthur Andersen LLP be submitted to Shareholders for ratification because management believes this matter is of such significance as to warrant Shareholder participation. If Shareholders do not ratify the appointment, the Board of Directors, after review by the Audit Committee, will consider the appointment of other independent certified public accountants.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the combined voting power of all shares of Common Stock and Series B Preferred present in person or by proxy at the Annual Meeting and voting together as a single class, with each share of Common Stock having one vote and each share of Series B Preferred having 1.5 votes, is required to ratify and approve the appointment of auditors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION AND APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 27, 1997.

               SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 1998 Annual Meeting of Shareholders of the Company must be received by the Company no later than
January   , 1998 for inclusion in the Company's proxy material for that meeting.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented to the Annual Meeting for action, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on such matters in accordance with their own judgment.

                                          By Order of the Board of Directors

                                          /s/ EDWARD J. O'BRIEN
                                          EDWARD J. O'BRIEN
                                          Secretary

Dated: June 23, 1997

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 28, 1996, AS AMENDED, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE (EXCEPT FOR EXHIBITS TO SUCH ANNUAL REPORT, WHICH WILL BE FURNISHED UPON PAYMENT OF THE COMPANY'S REASONABLE EXPENSES IN FURNISHING SUCH EXHIBITS) BY ANY SUCH PERSON SOLICITED HEREUNDER BY WRITING TO: JEANNE MITCHELL, PUBLIC RELATIONS ASSISTANT, HANOVER DIRECT, INC., 1500 HARBOR BOULEVARD, WEEHAWKEN, NEW JERSEY 07087.

                                                                         ANNEX A

                              HANOVER DIRECT, INC.
                       1996 STOCK OPTION PLAN, AS AMENDED

     1. PURPOSE. The purpose of this Hanover Direct, Inc. 1996 Stock Option Plan (the "Plan") is to advance the interests of Hanover Direct, Inc. (the "Company") and its shareholders by providing employees of the Company and its subsidiaries with a larger personal and financial interest in the success of the Company through the grant of stock options.

     2. ADMINISTRATION. The Plan shall be administered by a committee (the "Committee") consisting of at least two members of the Board of Directors of the Company (the "Board"). The Committee shall be constituted in such a manner as to satisfy the requirements of applicable law, the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rule, and the provisions of Section 162(m)(4)(C)(I) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee shall be appointed, and vacancies shall be filled, by the Board. The Committee shall have full power and authority to (i) select the individuals to whom Options may be granted under the Plan; (ii) determine the number of shares of Common Stock covered by each Option and the terms and conditions, not inconsistent with the provisions of the Plan, governing such Option; (iii) interpret the Plan and any Option granted thereunder; (iv) establish such rules and regulations as it deems appropriate for the administration of the Plan; and (v) take such other action as it deems necessary or desirable for the administration of the Plan. Any action of the Committee with respect to the administration of the Plan shall be taken by majority vote. The Committee's interpretation and construction of any provision of the Plan or the terms of any Option shall be conclusive and binding on all parties.

     3. PARTICIPANTS. Options may be granted under the Plan to any employee of the Company, whether or not a director.

     4. THE SHARES. The shares that may be delivered or purchased under the Plan shall not exceed an aggregate of 7,000,000 shares (subject to adjustment pursuant to Section 7) of common stock, par value $.66- 2/3 per share, of the Company (the "Common Stock"). Such shares of Common Stock shall be set aside out of the authorized by unissued shares of Common Stock not reserved for any other purpose or out of previously issued shares acquired by the Company and held in its treasury. Any shares of Common Stock which, by reason of the termination of expiration of an Option or otherwise, are no longer subject to an Option may again be subjected to an Option under the Plan.

     5. OPTIONS. Options to purchase Common Stock ("Options") shall be evidenced by option agreements which shall be subject to the terms and conditions set forth in the Plan and such other terms and conditions not inconsistent herewith as the Committee may approve.

          (A) TYPES OF OPTIONS. Options granted under the Plan shall, as determined by the Committee at the time of grant, be either Options intended to qualify as incentive stock options under Section 422 of the Code ("Incentive Stock Options") or Options not intended to so qualify ("Nonstatutory Stock Options"). Each option agreement shall identify the Option as an Incentive Stock Option or as a Nonstatutory Stock Option.

          (B) PRICE. The price at which shares of Common Stock may be purchased upon the exercise of an Option granted under the Plan shall be the fair market value of such shares on the date of grant of such Option; provided, however, that an Incentive Stock Option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company shall have a purchase price for the underlying shares equal to 110% of the fair market value of the Common Stock on the date of grant.

     For purposes of the Plan, the fair market value of a share of Common Stock on a specified date shall be the closing price on such date of the Common Stock on the American Stock Exchange or, if no such sale of Common Stock occurs of such date, the fair market value of the Common Stock as determined by the Committee in good faith

          (c) PER-PARTICIPANT LIMIT. No participant may be granted Options during any consecutive 12-month period on more than 500,000 shares of Common Stock (subject to adjustment pursuant to Section 7).

          (d) LIMITATION ON INCENTIVE STOCK OPTIONS. The aggregate fair market value (determined on the date of grant) of Common Stock for which a participant is granted Incentive Stock Options that first become exercisable during any given calendar year shall be limited to $100,000. To the extent such limitation is exceeded, an Option shall be treated as a Nonstatutory Stock Option.

          (e) NONTRANSFERABILITY. Options granted under the Plan shall not be transferable other than by will or by the laws of descent and distribution, and, during a participant's lifetime, shall be exercisable only by the participant. Notwithstanding the foregoing, a participant may transfer any Nonstatutory Option granted under the Plan to the participant's spouse, children and/or grandchildren, or to one or more trusts for the benefit of such family members, if the agreement evidencing such Option so provides and the participant does not receive any consideration for the transfer. Any Option so transferred shall continue to be subject to the same terms and conditions that applied to such Option immediately prior to its transfer (except that such transferred Option shall not be further transferable by the transferee during the transferee's lifetime).

          (f) TERM AND EXERCISABILITY OF OPTIONS. Options may be granted for terms of not more than 10 years and shall be exercisable in accordance with such terms and conditions as are set forth in the option agreements evidencing the grant of such Options. In no event shall an Incentive Stock Option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company be exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

     Except as otherwise provided in Section 5(g), no Option granted under the Plan shall be exercisable by a participant during the first year after the date of grant of such Option.

          (g) TERMINATION OF EMPLOYMENT. An Option may not be exercised following a participant's termination of employment except as set forth in this Section 5(g).

             (i) DEATH, DISABILITY, OR RETIREMENT. If a participant's employment terminates by reason of death, permanent disability (within the meaning of Section 22(e)(3) of the Code), or retirement at or after age 65, the participant (or the participant's estate in the event of the participant's death) may, within 90 days following such termination, exercise the Option with respect to all or any part of the shares of Common Stock subject thereto regardless of whether the Option was otherwise exercisable at the time of termination of employment.

             (ii) OTHER REASONS. If a participant's employment terminates for any reason other than death, permanent disability, or retirement at or after age 65, the participant may, within 30 days following such termination, exercise the Option with respect to all or any part of the shares of Common Stock subject thereto, but only to the extent that such Option was exercisable at the time of termination of employment.

     In no event may an Option be exercised after the expiration of the term of such Option.

          (H) PAYMENT. Full payment of the purchase price for shares of Common Stock purchased upon the exercise, in whole or in part, of an Option granted under the Plan shall be made at the time of such exercise. The purchase price may be paid in cash or in shares of Common Stock valued at their fair market value on the date of purchase. Alternatively, an Option may be exercised in whole or in part by delivering a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price and applicable withholding taxes, and such other documents as the Committee may determine.

     6. WITHHOLDING. No later than the date as of which an amount first becomes includible in the gross income of a participant for Federal income tax purposes with respect to any option under the Plan, the participant shall pay to the Company, or make arrangement satisfactory to the Committee regarding the payment of, any Federal, state, or local taxes required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Option that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind due to the participant. Any election made by a participant subject to Section 16(b) of the Exchange Act to have shares of Common Stock withheld in satisfaction of the withholding requirement with respect to such participant's option shall be subject to the approval of the Committee and shall be in accordance with the requirements of Rule 16b-3 under such Act.

     7. CHANGES IN CAPITAL STRUCTURE, ETC. In the event that the shares of Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise) or if the number of such shares shall be increased through the payment of a stock dividend or a dividend on shares of Common Stock or rights or warrants to purchase securities of the Company shall be made, then there shall be substituted for or added to each share of Common Stock theretofore appropriated or thereafter subject or which may become subject to an Option the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be, and references herein to shares of Common Stock shall be deemed to be references to any such stock or other securities as appropriate. Outstanding Options shall also be appropriately amended as to price and other terms as may be necessary to reflect the foregoing events. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock or of any stock or other securities into which such shares shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in any Option theretofore granted or which may be granted under this Plan, such adjustments shall be made in accordance with such determination. Fractional shares resulting from any adjustment in Options pursuant to this Section 7 may be settled in cash or otherwise as the Committee shall determine. Notice of any adjustment shall be given by the Company to each holder of an Option which shall have been so adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of this Plan.

     8. EFFECTIVE DATE AND TERMINATION OF PLAN. The Plan shall become effective on the date of its adoption by the Board, subject to the ratification of the plan by the affirmative vote or consent of holders of a majority of the issued and outstanding shares of Common Stock. The Plan shall terminate 10 years from the date of its adoption or such earlier date as the Board may determine. Any option outstanding under the Plan at the time of its termination shall remain in effect in accordance with its terms and conditions and those of the Plan.

     9. AMENDMENT. The Board may amend the Plan in any respect from time to time; provided, however, that no amendment shall become effective unless approved by affirmative vote of the Company's shareholders if such approval is necessary for the continued validity of the Plan or if the failure to obtain such approval would adversely affect the compliance of the Plan with Rule 16b-3 under the Exchange Act or any other rule or regulation. No amendment may, without the consent of a participant, impair such participant's rights under any Option previously granted under the Plan.

     10. LEGAL AND REGULATORY REQUIREMENTS. No Option shall be exercisable and no shares will be delivered under the Plan except in compliance with all applicable Federal and state laws and regulations including, without limitation, compliance with withholding tax requirements and with the rules of all domestic stock exchanges on which the Common Stock may be listed. Any share certificate issued to evidence shares for which an Option is exercised may bear such legends and statements as the Committee shall deem advisable to assure compliance with Federal and state laws and regulations. No Option shall be exercisable, and no shares shall be delivered under the Plan, until the Company has obtained consent or approval from regulatory bodies, Federal or state, having jurisdiction over such matters as the Committee may deem advisable.

     11. GENERAL PROVISIONS.

          (a) Nothing contained in the Plan, or in any option granted pursuant to the Plan, shall confer upon any employee any right to the continuation of the employee's employment or services.

          (b) The Plan and all options made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York.

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              HANOVER DIRECT, INC.

        The undersigned hereby appoints Larry J. Svoboda and Edward J. O'Brien proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side , all the shares of stock of Hanover Direct, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held July 10, 1997, at 9:30 a.m. or at any adjournment thereof.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

        (Continued, and to be marked, dated and signed, on reverse side)

           |    Please Detach and Mail in the Envelope Provided   |
           V                                                      V
________________________________________________________________________________

A  [ X ] Please mark your votes as in this example.


                        FOR all nominees listed             WITHOUT AUTHORITY
                    at the right (except as marked      to vote for all nominees
                           to the contrary)                  listed at right

1. ELECTION OF                   [  ]                              [  ]
   DIRECTORS


(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in space provided below.)


________________________________________________________________________________


NOMINEES: Ralph Destino
          J. David Hakman
          Rakesh K. Kaul
          S. Lee Kling
          Theodore H. Kruttschnitt
          Elizabeth Valk Long
          Edmund R. Manwell
          Shailesh J. Mehta
          Jan P. du Plessis
          Alan G. Quasha
          Howard M.S. Tanner
          Robert F. Wright


                                                          FOR   AGAINST  ABSTAIN

2. Ratification and approval of certain amendments to     [  ]    [  ]     [  ]
   the Company's 1996 Stock Option Plan.

3. Ratification of the adoption of the amendment to the   [  ]    [  ]     [  ]
   Company's Certificate of Incorporation.

4. Ratification and approval of the appointment of Arthur [  ]    [  ]     [  ]
   Andersen LLP as the Company's independent auditors for the fiscal year ending December 27, 1997.

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                     PLEASE SIGN, DATE, AND RETURN THE PROXY CARD
                         PROMPTLY USING THE ENCLOSED ENVELOPE.




SIGNATURE(S)_________________________________  DATED:_____________________, 1997

NOTE: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer.



________________________________________________________________________________